                            ARTICLES OF INCORPORATION

                                       OF

                        SAFARILAND GOVERNMENT SALES, INC.

--------------------------------------------------------------------------------

                                    ARTICLE I

     The name of this corporation is Safariland Government Sales, Inc.

                                   ARTICLE II

     The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business, or the practice of a profession permitted to be incorporated by the California Corporations Code.

                                   ARTICLE III

     The name and complete business address in the State of California of this corporation's initial agent for service of process is:

                              David M. Holmes, Esq.
                      LAW OFFICES OF DAVID M. HOLMES, INC.
                          27281 Las Ramblas, Suite 155
                             Mission Viejo, CA 92691

                                   ARTICLE IV

     This corporation is authorized to issue only one class of shares, which shall be designated "common" shares. The total number of such shares authorized to be issued is 1,000,000 shares.

     I declare that I am the person who executed the above Articles of Incorporation, and that this instrument is my act and deed.


Dated: February 27, 1998                   /s/ David M. Holmes
                                           -------------------------------------
                                           David M. Holmes, Incorporator